Exhibit 99.2
Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 933-2020

POLYMEDICA BOARD OF DIRECTORS NAMES
THOMAS O. PYLE CHAIRMAN

Woburn, Massachusetts – (September 29, 2005) – PolyMedica Corporation (NASDAQ/NM: PLMD) today announced that Thomas O. Pyle, age 65, has been named Chairman of the Company’s Board of Directors, replacing Samuel L. Shanaman, who will remain a director. Mr. Pyle joined the Company’s Board of Directors in May 2004.
In 1993, Mr. Pyle served as Chief Executive Officer of MetLife HealthCare and initiated the combination of the MetLife insurance business with that of Travelers, creating METRA, then the largest company in healthcare with approximately $15 billion in sales. He joined Harvard Community Health Plan (now Harvard Pilgrim Healthcare) in 1972, and, during his tenure as its Chief Executive Officer from 1978 to 1991, oversaw the Company’s growth from 78,000 members to one of the nation’s largest non-profit healthcare organizations with 525,000 members.
Mr. Pyle has served as a director of numerous public companies, including Lincare Holdings, Millipore Corporation, and AMISYS Health Systems Inc., and has also sat on the Boards of both private and non-profit groups, eMed Technologies, and Nelson Communications, Inc. He currently serves as a director of Entegris Corporation, Pioneer Institute, and Medical Education for South African Blacks. In addition, he was the founding chairman of Controlled Risk Insurance Co., the malpractice insurance company that insures all of the Harvard Medical School faculty and the Harvard-affiliated medical institutions. Mr. Pyle holds an M.B.A. from Harvard Graduate School of Business Administration.
Patrick Ryan, PolyMedica’s president and chief executive officer, said, “Tom has played an important role defining the strategic direction of our company, having served as an outside director and a member of the Company’s Audit and Compensation Committees. His 30 years of experience in the healthcare field has proven invaluable in assisting our Board and the Company’s management team. We are very excited about Tom’s leadership and look forward to working with him to position the Company for continued growth and success. We would also like to thank Sam for his leadership as Chairman of the Board of Directors, and we look forward to realizing the benefits of his continued involvement as a Board member.”

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PLMD Board of Directors Names Thomas O. Pyle Chairman

September 29, 2005

About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 800,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of its patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2005, and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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